Exhibit 99.1

Eton Pharmaceuticals Appoints James Gruber as Chief Financial Officer

DEER PARK, Ill., April 11, 2022 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced the appointment of James Gruber as Chief Financial Officer, effective immediately. He succeeds Wilson Troutman, who is retiring. Mr. Troutman will remain with the company through the end of May to ensure a smooth transition.

“We are pleased to welcome James to the Eton team. He brings a wealth of experience managing the finance and accounting activities for some of the most successful companies in the industry. We look forward to benefiting from his financial expertise as we enter the next stage of our evolution as a rapidly growing commercial company,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“On behalf of everyone at Eton, I want to thank Wilson for his dedicated service to the company and congratulate him on a well-deserved retirement. Wilson has been instrumental to the company since its inception in 2017. His contributions to the company were both positive and impactful over the years. Although we are sad to see him go, we wish him all the best in his retirement”, added Brynjelsen.

“I am excited to be joining Eton. It is a terrific opportunity to join a company that is extremely well positioned with so many ongoing and near-term commercial product launches. I look forward to working with the team to continue building a leading pharmaceutical company,” said James Gruber.

Mr. Gruber brings more than 20 years of financial and accounting experience to Eton. Most recently, he was the U.S. Controller at Horizon Therapeutics for seven years, where he oversaw accounting activities for the company during its rapid growth. During Mr. Gruber’s tenure at Horizon, the company closed and integrated multiple acquisitions, launched new products, and saw its revenue increase more than 10-fold. Prior to Horizon, Mr. Gruber spent 14 years at Abbott Laboratories where he held various financial and accounting leadership positions. Mr. Gruber holds an M.B.A from Northwestern University’s Kellogg School of Management, a B.S in accounting from Indiana University, and is a Certified Public Accountant.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The company currently owns or receives royalties from six FDA-approved products, including ALKINDI SPRINKLE®, Carglumic Acid, Biorphen®, Alaway® Preservative Free, Rezipres®, and Eprontia™, and has four additional products that have been submitted to the FDA.

Investor Contact:

David Krempa

dkrempa@etonpharma.com

612-387-3740